Exhibit 107.1
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
BURGERFI INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Other	1,341,635 (1)(2)	$0.5525 (3)	$741,253.3375 (3)	. 0.00014760	$109.41 (3)
Total Offering Amounts				1,341,635	$0.5525	$741,253.3375	.	$109.41
Total Fee Offsets								—
Net Fee Due								$109.41

(1)	Represents an automatic increase to the number of shares of common stock, $0.0001 par value per share (the “Common Stock”), of BurgerFi International, Inc. issuable under the BurgerFi International, Inc. 2020 Omnibus Equity Incentive Plan (the “Plan”), effective January 1, 2024. Shares available for issuance under the Plan were previously registered on a Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on July 13, 2021 (Registration No. 333-257877), a Form S-8 filed with the SEC on January 3, 2022 (Registration No. 333-261983) and a Form S-8 filed with the SEC on January 5, 2023 (Registration No. 333-269136).

(2)	Also registered hereby are such additional and indeterminate number of shares of Common Stock as may be issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, or other similar change affecting the outstanding Common Stock.

(3)
Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices per share of the Common Stock as reported on the Nasdaq Stock Market on April 3, 2024.